EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE AMENDED

AND RESTATED CERTIFICATE OF INCORPORATION OF SEMILEDS CORPORATION

The undersigned, Trung Tri Doan, hereby certifies that:

1. He is the duly elected and acting Chief Executive Officer of SemiLEDs Corporation, a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Delaware Secretary of State on January 4, 2005.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Restated Certificate of Incorporation amends and restates the second paragraph of Article IV of this corporation’s Certificate of Incorporation to read as follows:

“(A) the Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and Preferred Stock”. The total number of shares which the Corporation is authorized to issue is 15,000,000 shares, consisting of 15,000,000 shares of Common Stock, par value $0.0000056 per share.”

4. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Restated Certificate of Incorporation amends and restates the first paragraph of Article XII of this corporation’s Certificate of Incorporation to read as follows:

“(A) To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.”

5. The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed August 29, 2024.

/s/ Trung Tri Doan
Trung Tri Doan
Chief Executive Officer